Item 2.   Acquisition or Disposition of Assets.
- -----------------------------------------------


     On June 30, 1995, Matson Leasing Company, Inc. ("Matson Leasing"), a Hawaii corporation and indirect wholly-owned subsidiary of Alexander &
Baldwin, Inc. ("A&B"),and Matson Navigation Company, Inc., a Hawaii corporation and wholly-owned subsidiary of A&B as well as parent corporation of Matson Leasing (collectively, the "Sellers"), consummated the sale to XTRA, Inc. ("XTRA"), a Maine corporation, of Matson Leasing's container leasing business, through the sale of certain assets and liabilities of the Sellers (primarily of Matson Leasing). The assets sold included Matson Leasing's cash, trade and other non-intercompany accounts receivable, prepaid expenses, other current assets, containers (free of liens, except for leases to customers, cross-border leases and mechanics' liens), office furniture, equipment, leasehold improvements, systems (net of accumulated depreciation and amortization), and stock of certain foreign subsidiaries.

     XTRA assumed the Sellers' rights and obligations under all existing contracts relating to Matson Leasing's container leasing business, including container leases, depot agreements, service agreements, agency agreements, equipment purchase contracts, office leases, employment and consulting agreements (related to the ordinary course of business), technology agreements and other agreements, except loan agreements and commercial paper placement agreements. XTRA also assumed specified liabilities of the container leasing business, including certain accounts payable, payroll taxes and fringe benefits for non-U.S. employees, certain other current liabilities and certain other long-term liabilities, not including long-term debt and commercial paper.

     This disposition was consummated pursuant to an Asset Purchase Agreement dated as of June 30, 1995. The total selling price for the transaction was approximately $360 million, which amount was paid in full upon consummation, subject to a final audit and post-closing adjustments. A copy of the Asset Purchase Agreement is attached hereto as Exhibit 10.a.(xxiv), and is incorporated herein by reference. The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to such Exhibit.

Item 7.   Financial Statements and Exhibits.
- ------    ----------------------------------

     7(b).     Pro forma financial information.
     ----      --------------------------------


     Filed as a part of this report as Exhibit 10.a.(xxv) is the required pro forma financial information relative to the disposition of assets described in
Item 2 above.

     7(c).               Exhibits.
     ----                ---------


Exhibit 10.a.(xxiv)      Asset Purchase Agreement among XTRA, Inc.,
                         Matson Navigation Company, Inc. and
                         Matson Leasing Company, Inc., dated
                         June 30, 1995.

Exhibit 10.a.(xxv) Pro forma financial information relative to the transaction.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly cause this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Date:     July  13, 1995



                              ALEXANDER & BALDWIN, INC.


                              /s/ Glenn R. Rogers
                              Glenn R. Rogers
                              Vice President, Chief Financial
                              Officer and Treasurer

                               EXHIBIT INDEX

10.    Material contracts.

       10.a.(xxiv)  Asset Purchase Agreement among XTRA, Inc.,
       Matson Navigation Company, Inc. and Matson Leasing
       Company, Inc., dated June 30, 1995.

       10.a.(xxv) Pro forma financial information relative to the transaction.